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FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT:
DAVID MARGULIES/JIM LAWRENCE
(214) 368-0909 (800) 710-5292 (PAGER)



                     AMERISERVE TO EXIT BURGER KING BUSINESS
                         DIP FINANCING REMAINS IN PLACE

          DALLAS (April 12, 2000) - AmeriServe announced today that it will end distribution services to the Burger King(R) system of quick service restaurants. Deliveries to approximately 5,800 Burger King restaurants will end in July. The Burger King business represents approximately $2.2 billion of AmeriServe's approximate $6.2 billion in annual revenue.

         "Burger King has been a valued customer for AmeriServe and this development recognizes that business conditions change and that all companies must adapt according to their best interests," said Ron Rittenmeyer, president and chief executive officer of AmeriServe. "After exiting the Burger King business, we will still be one of the largest distributors of food and supplies to the U.S. quick serve restaurant industry," noted Rittenmeyer.

          Employment will decrease as AmeriServe discontinues service to Burger King locations. The company plans to assist displaced employees in seeking other employment and help them make a smooth transition to new jobs. "These are capable and hard working individuals that we simply hate to lose. We know they will be sought after in this tight labor market and we will do what we can to assist them," said Rittenmeyer.


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          Regarding the Debtor in Possession financing, Rittenmeyer noted it remains in place and is not affected by the exiting of the Burger King system.

          In related developments, AmeriServe continues to move forward with the development of its business plan. The Board of Directors has authorized the Company to evaluate all strategic alternatives and options.

          AmeriServe, headquartered in Addison Texas, a suburb of Dallas, is one of the nation's largest distributors specializing in chain restaurants, serving the leading quick serve systems of KFC, Pizza Hut, Taco Bell, Long John Silver's, and Chick-fil-A.

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